800 West Bryn Mawr Avenue
Itasca, Illinois  60143-1594



                          News Release






Contact:
Darrell Elfeldt
Vice President and Controller
630.773.5360

FOR IMMEDIATE RELEASE:    July 2, 1997

          BOISE CASCADE OFFICE PRODUCTS SIGNS AGREEMENT
        TO ACQUIRE MAJOR FRENCH DIRECT MARKETING COMPANY

       ITASCA, Illinois -- Boise Cascade Office Products Corporation (NYSE: BOP) today announced that it will acquire France's third-largest direct marketer of office products, Jean-Paul Guisset S.A. ("JPG"). JPG, which has grown its active customer list at an average annual rate of 38 percent for the last three years, expects sales in 1997 to exceed FF800 million, or approximately $140 million, more than 20 percent over the prior year. BOP's acquisition of JPG is expected to close later this month.

"With our acquisition of JPG, we will immediately establish ourselves as a major player in the French market," said Pete Danis, president and CEO of BOP. "JPG's consistently strong performance and rapid growth are a tribute to its outstanding management team. That team, headed by Mr. Guisset, will continue to run the business, with access to the relationships and resources that we will bring to the table. Also, we can use JPG's distribution capability to support direct marketing in neighboring countries and other BCOP marketing initiatives in France."

From its 430,000-square-foot distribution facility, JPG provides next-day delivery to virtually all customers in France. JPG invested over $35 million in the last four years to build and equip this distribution center, enhance its delivery fleet, and install state-of-the-art computer systems. The infrastructure was designed to support more than a doubling of JPG's 1996 sales.

BOP recently acquired a contract stationer in the United Kingdom with sales of approximately $32 million. The company also has direct marketing operations in the U.K. and holds a 50 percent interest in a direct marketing joint venture in Germany.

Boise Cascade Office Products Corporation is one of the world's premier business-to-business distributors of products for the office, with operations in Australia, Canada, Germany, the United
Kingdom, and the United States.

This press release includes "forward-looking statements" which involve uncertainties and risks. There can be no assurance that actual results will not differ from the company's expectations. Factors which could cause materially different results include, among others, successful completion of the acquisition transaction discussed above; the company's success in entering new countries; availability of capital; competitive and general economic conditions; and the other risks set forth in the company's filings with the Securities and Exchange Commission.